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                                                                    EXHIBIT 99.1


                                                                    NEWS RELEASE

[BRIGHAM LOGO]                                             FOR IMMEDIATE RELEASE



BRIGHAM EXPLORATION ANNOUNCES ANADARKO BASIN DISCOVERY

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     Austin, TX -- (Business Wire) -- April 17, 2000 -- Brigham Exploration
Company (NASDAQ:BEXP) today announced that it has drilled, tested and is currently completing a significant Springer channel discovery in its Anadarko Basin core province, and updated its development activity at the Home Run Field in its Gulf Coast core province.


Springer Channel Discovery
--------------------------


     The Brigham-operated Springer channel sand test was drilled to a depth of approximately 10,300 feet and encountered 41 net feet of pay. The pay interval tested naturally at a flow rate of 5.56 MMcf of natural gas and 450 barrels of condensate with a flowing tubing pressure of 4,850 pounds per square inch. Brigham has commenced completion operations and plans to begin flowing the well to sales within two weeks.

     Brigham's 3-D seismic interpretative mapping indicates that the channel sand reservoir in this discovery covers approximately 460 acres. Brigham operates the well and has retained a 71% working and 57% net revenue interest. The Company may drill one to two offsets to this discovery, the first of which could spud late in the second quarter.

     Bud Brigham, the Company's Chairman, CEO and President, stated, "This recent discovery extends our 1999 drilling success in the Anadarko Basin into 2000. The quality of the reservoir encountered with this well is better than anticipated, and the discovery bodes well for our inventory of Springer prospects in the area."


Home Run Field Development
--------------------------


     Brigham also provided an update on its development activities at the Home Run Field in Brooks County, Texas. The Palmer State #3 well was spud in March as the first offset to Brigham's recently completed Palmer State #2 well. Brigham is preparing to run wireline logs over the drilled Lower Vickburg intervals at a depth of approximately 12,000 feet. The top of the prospective Lower Vicksburg sands in the Palmer State #3 was encountered approximately 225 feet high to the Palmer State #2, and the well apparently encountered approximately 100 feet of gross sand in two separate lobes at the top of the Lower Vicksburg section that were not present in the Palmer State #2.

     Upon completion of the current wireline logging operations, Brigham intends to set a drill liner at approximately 12,000 feet and to subsequently drill to a depth of 13,870 feet to test the prospective Vicksburg eight, nine and ten sands. The Vicksburg nine and ten sands were not penetrated in the currently producing Palmer State #2 well. Open hole logging of the deeper Vicksburg sands and production testing of the Palmer State #3 should be completed in May.

     Mr. Brigham further stated, "We are very encouraged by our early 2000 drilling results. In 2000 we are capitalizing on our 1999 drilling success, particularly in the Home Run Field area. This exciting drilling program is accelerating, as we currently have five wells drilling, several of which could substantially impact our production volumes, reserves and cash flow in 2000."


ABOUT BRIGHAM EXPLORATION



     Brigham Exploration Company (www.bexp3d.com) is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces.
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FORWARD LOOKING STATEMENTS DISCLOSURE


     Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission.


Contact:   Christopher A. Phelps, Vice President -- Finance & Strategic Planning
           (512) 427-3300 / investor@bexp3d.com